METROPOLITAN NATIONAL BANK

December 31, 2012 and 2011

Consolidated Financial Statements

With

Independent Auditor's Report

Independent Auditor's Report

Board of Directors
Metropolitan National Bank
Little Rock, Arkansas

We have audited the accompanying consolidated financial statements of Metropolitan National Bank, which comprise the consolidated balance sheet as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan National Bank as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis on Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming Metropolitan National Bank (the "Bank") will continue as a going concern. The Bank has incurred significant net losses, primarily from higher provisions for loan losses and expenses associated with the administration and disposition of nonperforming assets. These losses have caused the Bank's regulatory capital to fall below the well capitalized level, which in turn limits its ability to use certain funding sources. As discussed in Notes 2 and 15, the Bank is under a consent order, which requires the Bank to operate under certain restrictions. Failure to reduce the level of nonperforming assets and to fully comply with the consent order may result in additional enforcement actions. These events raise substantial doubt about the Bank's ability to continue as a going concern. Management's plans in regard to these matters are also described further in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Frost, PLLC

Certified Public Accountants

Little Rock, Arkansas
March 13, 2013

Consolidated Balance Sheet

December 31, 2012 and 2011

	2012	2011
Assets		
Cash and cash equivalents		
Cash and due from banks	$ 94,624,061	$ 75,216,263
Federal funds sold	5,000,000	-
Total cash and cash equivalents	99,624,061	75,216,263
Investment securities		
Securities available for sale	148,643,959	164,930,292
Securities held to maturity	100,788,994	-
Total investment securities	249,432,953	164,930,292
Net loans receivable	477,761,397	587,504,082
Loans held for sale	21,668,690	14,885,730
Accrued interest receivable	2,840,278	3,030,935
Premises and equipment, net	77,970,883	80,726,606
Foreclosed assets held for sale	71,497,835	108,267,427
Other assets	9,703,527	13,841,301
Total assets	$ 1,010,499,624	$ 1,048,402,636
Liabilities and Stockholders' Equity		
Liabilities		
Deposits		
Noninterest-bearing transaction accounts	$ 241,926,160	$ 211,432,726
Interest-bearing transaction and savings accounts	285,325,896	298,560,433
Certificates of deposit - $100,000 and over	171,289,600	189,426,295
Other time deposits	188,852,166	215,570,523
Total deposits	887,393,822	914,989,977
Short-term borrowings	32,544,877	43,593,399
Accrued interest payable	263,756	685,188
Other liabilities	7,253,494	5,500,839
Federal Home Loan Bank borrowings	17,250,381	17,571,172
Total liabilities	944,706,330	982,340,575
Commitments and contingencies		
Stockholders' equity		
Common stock, $.01 par value, 800,000 shares authorized, 640,000 shares issued and outstanding	6,400	6,400
Capital in excess of par value	86,682,975	86,682,975
Retained earnings (deficit)	(23,312,088)	(21,369,595)
Accumulated other comprehensive income	2,416,007	742,281
Total stockholders' equity	65,793,294	66,062,061
Total liabilities and stockholders' equity	$ 1,010,499,624	$ 1,048,402,636

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Operations

For the Years Ended December 31, 2012 and 2011

	2012	2011
Interest income		
Interest and fees on loans	$ 29,155,191	$ 36,304,918
Interest and dividends on securities	5,425,779	6,494,197
Total interest income	34,580,970	42,799,115
Interest expense		
Interest on deposits	4,316,782	8,914,611
Interest on federal funds purchased and securities sold under agreements to repurchase	31,232	190,852
Interest on Federal Home Loan Bank borrowings	404,743	1,023,157
Total interest expense	4,752,757	10,128,620
Net interest income	29,828,213	32,670,495
Provision for (reversal of) loan losses	(5,500,000)	5,750,000
Net interest income after provision for (reversal of) loan losses	35,328,213	26,920,495
Other income		
Service charges on deposit accounts	9,638,094	10,106,499
Income on investment banking, net of commissions	338,817	370,750
Net gain (loss) on sale of foreclosed assets	(1,556,720)	2,556,278
Trust department income	397,293	501,314
Net gain on sale of securities available for sale	10,383	3,550
Other service charges and fees	13,916,428	13,459,404
Total other income	22,744,295	26,997,795
Other expenses		
Compensation and related expenses	21,527,615	20,992,077
Net occupancy	8,518,183	9,322,770
Equipment and data processing	3,802,494	4,875,231
Advertising and marketing	1,290,664	1,247,364
Foreclosed assets expense	14,117,990	10,360,394
Deposit insurance	2,202,141	2,813,256
Other	8,555,914	7,507,028
Total other expenses	60,015,001	57,118,120
Loss before income taxes	(1,942,493)	(3,199,830)
Income taxes	-	1,618,450
Net loss	$ (1,942,493)	$ (4,818,280)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Comprehensive Income (Loss)

For the Years Ended December 31, 2012 and 2011

	2012	2011
Net loss	$ (1,942,493)	$ (4,818,280)
Other comprehensive income		
Unrealized gain on securities available for sale	1,673,726	2,279,584
Change from defined benefit pension plan	-	(2,030,672)
Net change in other comprehensive income	1,673,726	248,912
Comprehensive income (loss)	$ (268,767)	$ (4,569,368)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Stockholders' Equity

For the Years Ended December 31, 2012 and 2011

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance - January 1, 2011	$ 6,400	$ 86,682,975	$ (16,551,315)	$ 493,369	$ 70,631,429
Net loss	-	-	(4,818,280)	-	(4,818,280)
Net unrealized gain on securities available for sale	-	-	-	2,279,584	2,279,584
Change from defined benefit pension plan	-	-	-	(2,030,672)	(2,030,672)
Balance - December 31, 2011	6,400	86,682,975	(21,369,595)	742,281	66,062,061
Net loss	-	-	(1,942,493)	-	(1,942,493)
Net unrealized gain on securities available for sale	-	-	-	1,673,726	1,673,726
Balance - December 31, 2012	$ 6,400	$ 86,682,975	$ (23,312,088)	$ 2,416,007	$ 65,793,294

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

For the Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities		
Net loss	$ (1,942,493)	$ (4,818,280)
Adjustments to reconcile net loss to net cash provided by operating activities		
Depreciation	3,492,267	3,846,190
Deferred income taxes	-	1,618,450
Provision for (reversal of) loan losses	(5,500,000)	5,750,000
Net (gain) loss on sale of foreclosed assets	1,556,720	(2,556,278)
Write-down of foreclosed assets	10,933,475	5,752,301
Net (gain) loss on sale of securities available for sale	10,383	(3,550)
Net premium amortization and discount accretion on investment securities	707,645	491,989
Loss on sale of premises and equipment	35,433	-
Changes in operating assets and liabilities		
Loans held for sale	(6,782,960)	(835,317)
Accrued interest receivable	190,657	990,872
Accrued interest payable	(421,432)	(851,792)
Other, net	4,608,423	(957,442)
Net cash provided by operating activities	6,888,118	8,427,143
Cash flows from investing activities		
Purchases of securities held to maturity	(100,966,651)	-
Purchases of securities available for sale	(56,005,546)	(44,523,434)
Sale of securities available for sale	969,234	5,653,629
Maturities and calls of securities available for sale	72,456,000	108,900,107
Proceeds from sale of foreclosed assets	25,522,622	11,756,691
Net decrease in loans	115,400,266	135,105,451
Proceeds from sale of premises and equipment	11,700	-
Purchases of premises and equipment	(902,477)	(597,864)
Net cash provided by investing activities	56,485,148	216,294,580
Cash flows from financing activities		
Net decrease in deposits	(27,596,155)	(187,245,733)
Short-term borrowings, net	(11,048,522)	(19,311,989)
Borrowings from Federal Home Loan Bank borrowings	12,000,000	-
Repayments on Federal Home Loan Bank borrowings	(12,320,791)	(34,007,815)
Net cash used by financing activities	(38,965,468)	(240,565,537)
Net increase (decrease) in cash and cash equivalents	24,407,798	(15,843,814)
Cash and cash equivalents - beginning of year	75,216,263	91,060,077
Cash and cash equivalents - end of year	$ 99,624,061	$ 75,216,263
Supplementary disclosures of cash flow information		
Cash paid during the year for		
Interest on deposits and borrowed funds	$ 5,174,189	$ 10,980,412
Income taxes	-	-
Supplementary disclosures of noncash transactions		
Real estate acquired in settlement of loans	$ 9,319,919	$ 21,988,242
Foreclosed asset sales through issuance of loans	9,477,500	29,992,406

The accompanying notes are an integral part of these consolidated financial statements.

1. **Summary of Significant Accounting Policies**

a. **Organization** – Metropolitan National Bank and Subsidiaries (the "Bank") provide traditional commercial and retail banking services primarily to its principal markets of Central and Northwest Arkansas. The Bank is a subsidiary of Rogers Bancshares, Inc. ("RBI") and as such is included in its consolidated financial statements for the years ended December 31, 2012 and 2011. The accounting and reporting policies of the Bank and the methods of applying these policies conform with accounting principles generally accepted in the United States and with financial services industry practices. The Bank is subject to competition from other financial institutions, subject to the regulations of certain government agencies, and undergoes periodic examinations by regulatory authorities. The Bank owns 100% of the outstanding stock of Metropolitan Capital Management ("MCM"), Metropolitan Title Company, Inc. ("MTC") and Metropolitan Title Closing Services, Inc. ("MTCS"). MCM is an Arkansas corporation whose primary business is providing investment advisory and wealth management services to its clients. See Note 21 for summary financial information of MCM. MTC is an Arkansas corporation whose primary business was providing title closing and escrow services to its clients. MTCS is an Arkansas corporation whose primary business was title closings. The Bank has sold the assets of MTC and MTCS to a nonaffiliated entity. The remaining account balances of MTC and MTCS are not significant and are not separately disclosed in the notes to consolidated financial statements.

b. **Principles of consolidation** – The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

c. **Use of estimates** – In preparing consolidated financial statements in conformity with generally accepted accounting principles ("GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses and the valuation of foreclosed assets held for sale are based on estimates that are particularly susceptible to significant change in the economic environment and market conditions. In connection with the determination of the estimated losses on such assets, management obtains independent appraisals for significant collateral. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans and foreclosed assets held for sale, further reductions in the carrying amounts of such assets may be necessary based on change in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on such assets. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on such assets may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

1. **Summary of Significant Accounting Policies** (cont.)

d. **Cash and cash flows** – For the purpose of presentation in the accompanying consolidated statement of cash flows, cash and cash equivalents is defined as those amounts included in the consolidated balance sheet captions "Cash and due from banks" and "Federal funds sold."

Cash flows from loans, either originated or acquired, are classified at that time according to management's original intent to either sell or hold the loan for the foreseeable future. When management's intent is to sell the loan, the cash flows of that loan are presented as operating cash flows. When management's intent is to hold the loan for the foreseeable future, the cash flows of that loan are presented as investing cash flows.

e. **Restrictions on cash and amounts due from banks** – The Bank is required to maintain average cash balances on hand or with the Federal Reserve Bank of St. Louis ("FRB"). The reserve balance was $25,000 at December 31, 2012 and 2011.

f. **Investment securities** – The Bank classifies its investment securities in one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity investments are those debt securities which the Bank has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. Management determines the appropriate classification of securities at the time of purchase and periodically reevaluates such designation.

Trading and available for sale securities are recorded at estimated fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related income tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings on a trade date basis and are derived using the specific identification method for determining the cost of securities sold.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

The Bank reviews its securities portfolio on a regular basis to determine if there are any conditions indicating that a security has other-than-temporary impairment. Factors considered in this determination include the length of time and the extent to which the market value has been below cost, the credit standing of the issuer, management's intent to sell and whether it is more likely than not that the Bank will have to sell the security before its market value recovers. Activity related to the credit loss component of other-than-temporary impairment is recognized in earnings. For debt securities, the portion of other-than-temporary impairment related to all other factors is recognized in accumulated other comprehensive income. Declines in the fair value of

1. **Summary of Significant Accounting Policies (cont.)**

individual securities available for sale below their costs that are other than temporary result in write-downs of the individual securities to fair value. There were no such write-downs included in operations during 2012 or 2011. See Note 3 for discussion and details of other-than-temporary impairment.

g. **Loans** – The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout Central and Northwest Arkansas. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance, except for those loans classified as nonaccrual. The Bank's policy is generally to place a loan on nonaccrual status when payment of principal or interest is contractually past due 90 days, or earlier when concern exists as to the ultimate collection of principal and interest. Loans for which terms have been modified and for which the borrower is experiencing financial difficulties and a concession has been granted to the borrower by the Bank are considered troubled debt restructurings ("TDRs").

GAAP requires loan origination fees and certain direct loan origination costs to be capitalized and recognized as an adjustment to the yield of the related loan. However, such fees and costs are immaterial to the Bank's consolidated financial statements and, therefore, have not been capitalized.

Interest income on loans is recognized using the simple interest method on daily balances of the principal amounts outstanding. The accrual of interest on specific loans is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal as they become due. All interest accrued, but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

h. **Loans held for sale** – Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. See Note 18 for discussion of determining fair value. At December 31, 2012 and 2011, loans held for sale consists primarily of residential real estate mortgage loans. Management classifies new residential real estate mortgage loans as held for sale based on intent, which is determined when the loans are underwritten. Residential real estate mortgage loans not designated as held for sale are retained based on available liquidity, interest rate risk management and other business purposes. Gains and losses on loans held for sale are included in other income. Servicing rights are not retained by the Bank on loans sold in the secondary market.

1. **Summary of Significant Accounting Policies (cont.)**

i. **Allowance for loan losses** – The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is probable. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral, if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

1. **Summary of Significant Accounting Policies (cont.)**

j. **Premises and equipment** – Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

k. **Foreclosed assets held for sale** – Real estate and repossessed personal properties acquired through or in lieu of loan foreclosure and repossessions are initially recorded at the lesser of current principal investment or fair value less estimated cost to sell at the date of foreclosure or repossession. Valuations of these assets are periodically reviewed by management with the carrying value of such assets adjusted to the then estimated fair value, net of estimated selling costs, if lower, until disposition. Gains and losses from the sale of foreclosed assets, repossessions and other real estate are recorded in other income. Expenses related to maintaining these properties are included in other expense.

l. **Intangible assets** – Intangible assets include goodwill, which is the excess of cost over the fair value of net assets of acquired businesses, and other identifiable intangibles are included in other assets in the accompanying consolidated balance sheet. Other identifiable intangible assets include customer relationships.

Identifiable intangible assets are amortized over their estimated useful lives on the straight-line basis. In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 350-10, "Goodwill and Other Intangible Assets," identifiable intangible assets along with goodwill are reviewed at least annually, usually in the fourth quarter, for events or circumstances that could impact the recoverability of the assets. These events could include loss of business, increased competition or adverse changes in the economy. To the extent other identifiable intangible assets are deemed unrecoverable; impairment losses are recorded in other noninterest expenses to reduce the carrying amount. Goodwill recorded on the Bank's books represents purchase price over identifiable intangible assets of the Bank's subsidiary, MCM. During 2012 and 2011, management tested the goodwill of MCM for impairment and recognized an impairment of $500,000 and $192,683 for the years ended December 31, 2012 and 2011, respectively. The MCM goodwill impairment is a noncash transaction included in other expenses in the accompanying consolidated statement of operations. See Note 21 for goodwill carrying value as of December 31, 2012 and 2011.

m. **Income taxes** – The Bank and its subsidiaries file consolidated income tax returns with its parent company, RBI. The separate income tax provision of the Bank is determined in accordance with an allocation agreement between it and its parent company, which provides that such provision will essentially be determined on a separate return basis.

1. **Summary of Significant Accounting Policies (cont.)**

Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses, pension cost, accumulated depreciation and net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Bank's policy with respect to evaluating uncertain tax positions is based upon whether management believes an uncertain tax position is more likely than not to be sustained upon review by the taxing authorities, then the Bank shall initially and subsequently measure the uncertain tax positions as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The tax positions must meet the more-likely-than-not recognition threshold with consideration given to the amounts and probabilities of the outcomes that could be realized upon settlement using the facts, circumstances and information at the reporting date. The Bank will reflect only the portion of the tax benefit that will be sustained upon resolution of the position and applicable interest on the portion of the tax benefit not recognized. Based upon management's assessment, there are no uncertain tax positions expected to have a material impact on the Bank's consolidated financial statements.

The Bank is no longer subject to U.S. federal and state tax examinations by tax authorities for years before 2009. The Bank's federal and state tax returns are not currently under examination. The Bank recognizes interest and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2012 and 2011, the Bank did not recognize any interest or penalties. The Bank did not have any interest or penalties accrued at December 31, 2012 or 2011.

n. **Accumulated other comprehensive income** – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section in the accompanying consolidated balance sheet, such items, along with net loss, are components of comprehensive income (loss).

Accumulated other comprehensive income consists of unrealized gains and losses on securities available for sale and change from defined benefit pension plan, net of related tax effect, as disclosed in the accompanying consolidated statement of stockholders' equity.

1. **Summary of Significant Accounting Policies (cont.)**

o. **Revenue recognition** – The largest source of revenue for the Bank is interest income. Interest income is recognized on an accrual basis driven by nondiscretionary formulas based on written contracts, such as loan agreements or securities contracts. Credit-related fees, including letter of credit fees, are recognized in other income when earned. The Bank recognizes commission revenue, exchange and clearance fees on a trade-date basis. Other types of noninterest revenues, such as service charges on deposit accounts and trust revenues, are recognized into income as services are provided and the amount of fees earned are reasonably determinable.

p. **Advertising and marketing costs** – All advertising and marketing costs are expensed as incurred. Total advertising and marketing costs are disclosed in the accompanying consolidated statement of operations.

q. **Interest rate risk** – The Bank's asset base is exposed to risk including risks resulting from changes in interest rates and changes in the timing of cash flows. Management monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. Management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Bank to hold its assets to maturity.

r. **Off-balance sheet financial instruments** – In the ordinary course of business, the Bank has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). These rate lock agreements expose the Bank to the risk of loss from fluctuations in market interest rates. In addition, the Bank also enters into forward sale commitments for the sale of its mortgage loan originations in order to reduce its market risk. GAAP requires that rate lock commitments on mortgage loans that are intended to be sold be recorded as derivative assets or liabilities in the consolidated balance sheet and measured at fair value. However, due to the short-term nature and the simultaneous forward sale commitments, such amounts are immaterial to the Bank's consolidated financial statements and, therefore, have not been capitalized.

s. **Significant group concentrations of credit risk** – The Bank's activities are primarily with customers located within Central and Northwest Arkansas market areas. Note 3 discusses the types of securities the Bank invests in. Note 4 discusses the types of lending the Bank engages in. The Bank does not have any significant concentrations with any individual customer. However, there are significant concentrations of credit risk in the Bank's commercial real estate and land development loan portfolios.

1. **Summary of Significant Accounting Policies (cont.)**

t. **Trust fees and assets** – Trust fees are recorded on the cash basis in accordance with customary banking practices, which does not differ materially from the accrual method. Property, other than cash deposits, held by the Bank in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheet since such items are not assets of the Bank.

u. **Recent accounting pronouncements** – In April 2011, the FASB issued Accounting Standards Update ("ASU") 2011-02, "Receivables (Topic 310): A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring." The provisions of ASU 2011-02 amend and clarify GAAP related to the accounting for debt restructurings. Specifically, ASU 2011-02 requires that, when evaluating whether a restructuring constitutes TDRs, a creditor must separately conclude that both (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. In evaluating whether a concession has been granted, a creditor must evaluate whether (i) a debtor has access to funds at a market rate for debt with similar risk characteristics as the restructured debt in order to determine if the restructuring would be considered to be at a below-market rate, indicating that the creditor has granted a concession, (ii) a temporary or permanent increase in the contractual interest rate as a result of a restructuring may be considered a concession because the new contractual interest rate on the restructured debt is still below the market interest rate for new debt with similar risk characteristics, and (iii) a restructuring that results in a delay in payment is either significant and is a concession or is insignificant and is not a concession. In evaluating whether a debtor is experiencing financial difficulties, a creditor may conclude that a debtor is experiencing financial difficulties, even though the debtor is not currently in payment default.

A creditor should evaluate whether it is probable that the debtor would be in payment default on any of its debt in the foreseeable future without a modification of the debt. The provisions of ASU 2011-02 were effective July 1, 2011 and were applied retroactively to modifications occurring on or after January 1, 2011. The Bank reassessed significant modifications and loan restructurings occurring between January 1, 2011 and December 31, 2011 noting no such modifications and loan restructurings that were considered TDRs under the provisions of ASU 2011-02.

In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." ASU 2011-04 amends ASC 820, "Fair Value Measurements and Disclosures," providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. The amendments in ASU 2011-04 are to be applied prospectively. The amendments are effective for annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material effect on the Bank's consolidated financial statements.

1. **Summary of Significant Accounting Policies (cont.)**

In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income," which eliminates the option of reporting other comprehensive income ("OCI") as a component of the consolidated statement of stockholders' equity. The amendments require that total comprehensive income, the components of net income and the components of OCI either be presented in one continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 also required entities to present reclassification adjustments and the effects of those reclassification adjustments by component of net income and OCI on the face of the financial statements where net income and OCI are presented. This change in presentation requirements for reclassifications adjustments was subsequently deferred by the FASB in December 2011 through the issuance of ASU 2011-12, "Comprehensive Income (Topic 220)." Accordingly, the Bank will continue to report reclassifications out of accumulated OCI consistent with the presentation requirements in effect before the issuance of ASU 2011-05 and until further guidance from the FASB is issued. The amendments in ASU 2011-05 are to be applied retrospectively. The amendments are effective for fiscal years ending after December 15, 2012. The adoption of ASU 2011-05 did not have a material impact on the Bank's consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, "Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment," permits an entity to first assess qualitative factors to determine whether it is more likely than not (> 50% likelihood) that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test. If an entity determines that the fair value of a reporting unit more likely than not exceeds its carrying amount, the two-step goodwill impairment test is not required. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-05 did not have a material impact on the Bank's consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, "Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities." ASU 2011-11 will require disclosure of the effect or potential effect of offsetting arrangements on the Bank's financial position, as well as enhanced disclosure of the rights of offset associated with the Bank's recognized assets and recognized liabilities. ASU 2011-11 is effective for periods beginning on or after January 1, 2013. Additionally, in January 2013, the FASB issued ASU 2013-01, "Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." ASU 2013-01 addresses certain implementation issues within the scope of ASU 2011-01, but neither adds any additional disclosures nor requires any specific accounting changes. ASU 2011-11 and ASU 2013-01 are effective for periods beginning on or after January 1, 2013. Both of these ASUs require only additional disclosures concerning offsetting and related arrangements and, accordingly, the adoption will not affect the Bank's financial condition, results of operations or cash flows.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

1. **Summary of Significant Accounting Policies (cont.)**

In July 2012, the FASB issued ASU 2012-02, "Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment." ASU 2012-02 gives an entity the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that an indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with ASC 350-30, "General Intangibles other than Goodwill." The amendments applicable to this update are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Bank is evaluating the adoption of ASU 2012-02 and the effect it will have on the Bank's consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, "Balance Sheet (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." ASU 2013-02 will require enhanced disclosure of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is effective for periods beginning after December 15, 2013. This ASU requires only additional disclosures concerning significant reclassifications out of accumulated other comprehensive income and, accordingly, the adoption will not affect the Bank's financial condition, results of operations or cash flows.

2. **Continuing Operations**

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. However, the events and circumstances described below create uncertainty about the Bank's ability to continue as a going concern.

The Bank recorded a net loss of $1,942,493 in 2012, an improvement compared to the net loss of $4,818,280 in 2011. The net loss was largely due to continued declines in the value in the underlying collateral supporting commercial real estate and land development loans. The declines in underlying real estate collateral value have decreased and stabilized which has resulted in lower annual losses and increased the Bank's ability to reduce the level of nonperforming assets.

During 2012, the Bank recorded a provision reversal to income of $5,500,000 as credit losses decreased and loan loss recoveries were recognized. This compares to provision expense of $5,750,000 in 2011. Nonperforming loans totaled $32,510,597 at December 31, 2012, compared to $77,361,990 as of December 31, 2011, a reduction of 58%. Total foreclosed assets held for sale were $71,497,835 at December 31, 2012 versus $108,267,427 at December 31, 2011, a reduction of 34%. In total, nonperforming assets declined 44% from the prior year. The level of nonperforming assets peaked during 2010, as weak economic conditions continued to impact many of the Bank's loan customers. The Bank's commercial real estate and land development customers continued to be the

2. **Continuing Operations (cont.)**

segment impacted most severely. The local economy in the Bank's Northwest Arkansas market area has stabilized and there is absorption of the excess inventory of commercial property and residential lots. Based on recent appraisals received by the Bank on nonperforming assets, the decline in real estate market values has seen some stabilization in this market area. The improvement in the national economy continues to help conditions improve in both Central and Northwest Arkansas. Pressure will continue on the Bank's loan customers until economic recovery is sustained.

As a result of continued net losses since fiscal year 2008 and the level of nonperforming assets, the Board of Directors (the "Board") of the Bank has significantly changed the strategic direction and focus of the Bank to improve its internal operations and to work out of its problem loans and assets. The Bank has continued to work closely with its regulators at the Office of the Comptroller of the Currency ("OCC") and the FRB to enhance controls and procedures. The Board has implemented additional corporate governance practices and business and banking principles, including more conservative lending principles, and allocated its most experienced lending, special assets and compliance personnel to resolve problem assets. The focus of the Bank's management team has turned from growth to execution of business and banking procedures and policies designed to limit future losses, preserve capital and improve operational efficiencies. The reduction in operating losses and nonperforming assets in 2012 and 2011 was the result of actions put in place in 2009 and 2008.

Despite the strain that a continuing soft economy places on the loan portfolio, the Bank is committed to mitigating future loan losses. Tangible steps have been taken to reduce exposure within certain credit concentrations, adherence to conservative lending principles, implement new lending and compliance policies and procedures, and enhance problem loan identification and resolution plans.

These steps include the following:

a. **Board oversight** – The Directors Compliance Committee ("DCC") of the Board has met monthly since June 2008 to monitor, among other items, the new lending and compliance procedures. The Board also restructured the reporting lines for departments involved in managing activities involved in the lending function. The Special Assets Department ("SAD") responsible for the disposition of problem assets, the Credit Administration Department responsible for implementation of loan policy and credit monitoring and the Internal Audit Department are led by qualified officers who report directly to the DCC. This Board oversight provides assurance that all necessary resources will be allocated to ensure compliance and to allow the Bank to reduce the level of its nonperforming assets.

2. **Continuing Operations (cont.)**

b. **Plan to reduce nonperforming assets** – Management recognizes the need to reduce the Bank's risk position related to nonperforming assets. In 2009, management added experienced personnel and hired a new head of the SAD. Management developed and implemented specific plans for each asset identified as nonperforming. Reductions are being achieved in a variety of ways, including collecting, upgrading (when appropriate and independently verified), or liquidating; all which results in improving the quality of the assets. The Bank has utilized outside experts to assist with the valuation and disposition of this collateral when appropriate. The ultimate objective is to reduce the amount of these assets to an acceptable level. Management also recognizes that while the real estate market seems to be stabilizing, the Bank must continually reevaluate every classified asset as appropriate. The economic environment has a direct impact on the Bank's market and all nonperforming assets will be reevaluated regularly as these plans evolve. The specific plans are reviewed and approved by the DCC at monthly meetings.

c. **Concentration reduction** – Management implemented a concentration reduction plan in 2009 to measure and monitor concentrations of credit on an ongoing basis. The business model had historically placed emphasis on land and commercial real estate loans which resulted in a concentration. As part of decreasing the risk associated with such concentrations in the current environment, the origination of land development loans and commercial real estate loans, the portfolios primarily responsible for loan losses since 2008, has been limited. Increased emphasis has been placed on obtaining updated property valuations and "right-sizing" of loan balances either through pay downs or by obtaining additional collateral in order to protect the Bank. Management has been successful in reducing the concentrations of credit by borrower.

d. **Loan policies and procedures** – Loan policies and concentration limits were enhanced in 2009 to conform to market conditions and are monitored for compliance. Improvements have been made to the Appraisal Policy, Commercial Loan Policy, Environmental Risk Policy, Consumer Loan Policy, Loan Loss Reserve Policy, Nonaccrual and Charged-Off Loan Policy, Real Estate Loan Policy and Loan Review Policy. Further enhancements to the control framework are evaluated on an ongoing basis to conform to market conditions.

e. **Lender accountability** – Management established individual lender scorecards which are monitored on an ongoing basis. Lenders are apprised monthly of these targets/scorecards. Management evaluated the performance of individual lenders and implemented corrective action, including the termination of loan officers whose loan portfolios included a majority of the Bank's nonperforming assets.

2. **Continuing Operations (cont.)**

As discussed in Note 15, on March 21, 2012, the Bank entered into a Consent Order with the OCC which replaced the supervisory agreement dated May 2008. The Consent Order is brief, containing only five articles, while the formal agreement listed seven articles for improvement. The Consent Order establishes benchmarks for the Bank to achieve, such as improving asset quality and raising capital ratios to the prescribed 8% and 12% levels. Improvements in these areas are evident by increasing the capital ratios and the reduction of nonperforming assets. The other three articles pertain to a continuation of the existing compliance committee, adhering to the strategic plan and maintaining adequate loan loss reserves. The Bank is in compliance with these three articles. Management has already addressed or taken steps to address the requirements of the agreement and continues to develop a comprehensive plan to address all of the requirements of the agreement.

The agreement requires the Bank to have and maintain a Tier I Leverage Capital Ratio of at least 8.0% and a Total Risk Based Capital Ratio of at least 12.0%. These prescribed capital targets have been in place since May 2008. At December 31, 2012, the Bank's Tier I Leverage Capital Ratio was 6.32% and the Total Risk Based Capital Ratio was 10.54%, which qualify the Bank as meeting the well capitalized requirements under the regulatory capital standards. In order to comply with the requirements of the agreement, the Bank would need additional capital of approximately $16.8 million as of December 31, 2012.

The Bank continues to evaluate alternatives to reach and maintain the capital levels required by the agreement. The Bank has not determined the timeline in which it will meet the required capital levels prescribed by the Consent Order. Achievement of these capital levels could be impacted, positively or negatively, by uncertainties, including, but not limited to, earnings levels, changing economic conditions, asset quality, property values and the receptiveness of capital markets to new capital offerings of the Bank's parent company, RBI.

Strategies to increase the Bank's capital ratios in order to comply with the capital requirements of the Consent Order include reducing operating costs, shrinking assets of the Bank without weakening its liquidity position, increasing the level of earning assets by converting nonperforming assets through upgrade or liquidation, preserving capital through suspension of dividends and raising additional capital. In addition, management has contracted with third party consultants to assist in the creation and implementation of the capital raising initiative.

More information regarding these strategies is as follows:

a. **Earnings improvements** – Steps to reduce expenses have already resulted in a reduction of a significant amount of the Bank's annualized operating costs. Examples of areas of expense savings are branch consolidations, reductions in salary expense, business development, marketing and advertising expense.

b. **Suspension of dividends** – The Bank paid no dividends to RBI during 2012 or 2011. Historically, dividends from the Bank to RBI were primarily utilized by RBI to pay dividends on its common and preferred stock and interest on its trust preferred securities. To preserve the Bank capital, the Bank has suspended payment of dividends.

2. <u>Continuing Operations</u> (cont.)

c. **Asset reduction** – Total assets were reduced by $37,903,012 to $1,010,499,624 at December 31, 2012, compared to December 31, 2011, and by $244,745,628 to $1,048,402,636 at December 31, 2011, compared to December 31, 2010. The decrease in total assets resulted from a reduction of $109,742,685 in the Bank's loan portfolio from efforts to reduce concentrations in certain loan types and transfers to other real estate owned. Management implemented a concentration reduction plan to measure and monitor concentrations of credit on an ongoing basis in 2009. Execution of the plan included limiting the origination of land development and commercial real estate loans, the portfolios primarily responsible for loan losses during the past few years. Increased emphasis has been placed on obtaining updated property valuations and "right-sizing" of loan balances either through pay downs or by obtaining additional collateral in order to protect the Bank. Further asset reductions will not be as significant in 2013 as efforts now are concentrated in maximizing earning assets from the bank asset mix.

d. **Capital raising initiatives** – The timing and success of capital raising initiatives will be determined by the results of the strategies noted above.

These consolidated financial statements do not include any adjustments that might be necessary if the Bank is unable to continue as a going concern.

3. **Securities Available For Sale**

The following table presents the amortized cost and estimated fair value of investment securities at December 31, 2012 and 2011.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012				
Held-to-maturity				
U.S. Government and agency	$ 39,075,093	$ 19,003	$ 82,418	$ 39,011,678
Corporate bonds	4,861,088	25,401	14,974	4,871,515
Mortgage-backed and collateralized mortgage obligations	37,855,769	65,621	77,162	37,844,228
State and municipal	18,997,044	62,722	154,370	18,905,396
	$ 100,788,994	$ 172,747	$ 328,924	$ 100,632,817
Available-for-sale				
U.S. Government and agency	$ 30,487,162	$ 115,455	$ -	$ 30,602,617
Corporate bonds	885,728	-	15,085	870,643
Mortgage-backed and collateralized mortgage obligations	62,915,308	2,016,231	4,881	64,926,658
State and municipal	50,051,851	2,228,370	36,180	52,244,041
	$ 144,340,049	$ 4,360,056	$ 56,146	$ 148,643,959
December 31, 2011				
Available-for-sale				
U.S. Government and agency	$ 39,500,086	$ 134,747	$ 151,586	$ 39,483,247
Corporate bonds	862,597	272	12,169	850,700
Mortgage-backed and collateralized mortgage obligations	65,667,055	1,864,443	186,946	67,344,552
State and municipal	56,270,096	1,027,708	46,011	57,251,793
	$ 162,299,834	$ 3,027,170	$ 396,712	$ 164,930,292

3. **Securities Available For Sale (cont.)**

The following table shows estimated fair value of investment securities available for sale having gross unrealized losses and the amount of such unrealized losses, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position at December 31, 2012 and 2011.

	Less than 12 Months		Over 12 Months		Total	
	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012						
Available-for-sale						
U.S. Government and agency	$ -	$ -	$ -	$ -	$ -	$ -
Corporate bonds	-	-	15,085	810,000	15,085	810,000
Mortgage-backed and collateralized mortgage obligations	4,881	2,136,057	-	-	4,881	2,136,057
State and municipal	36,180	6,129,560	-	-	36,180	6,129,560
	$ 41,061	$ 8,265,617	$ 15,085	$ 810,000	$ 56,146	$ 9,075,617
December 31, 2011						
Available-for-sale						
U.S. Government and agency	$ 151,586	$ 27,887,211	$ -	$ -	$ 151,586	$ 27,887,211
Corporate bonds	12,169	850,700	-	-	12,169	850,700
Mortgage-backed and collateralized mortgage obligations	181,275	6,983,376	5,671	2,807,588	186,946	9,790,964
State and municipal	46,011	2,237,873	-	-	46,011	2,237,873
	$ 391,041	$ 37,959,160	$ 5,671	$ 2,807,588	$ 396,712	$ 40,766,748

In evaluating the Bank's unrealized loss positions for other-than-temporary impairment, management considers the credit quality of the issuer, the nature and cause of the unrealized loss and the severity and duration of the impairments and other factors. At December 31, 2012 and 2011, management determined the unrealized losses were the result of fluctuations in interest rates and did not reflect deteriorations of the credit quality of the investments. Accordingly, management considers these unrealized losses to be temporary in nature. The Bank does not have the intent to sell these investment securities with unrealized losses and, more likely than not, will not be required to sell these investment securities before fair value recovers to amortized cost.

3. **Securities Available For Sale (cont.)**

The following table shows the amortized cost and estimated fair value of investment securities by maturity or estimated date of repayment at December 31, 2012.

	Amortized Cost	Estimated Fair Value
Held-to-maturity		
Due in one year or less	$ 1,009,682	$ 1,009,516
Due from one to five years	38,382,668	38,322,446
Due from five to ten years	18,897,212	18,842,610
Due after ten years	42,499,432	42,458,245
	$ 100,788,994	$ 100,632,817
Available-for-sale		
Due in one year or less	$ 10,112	$ 10,149
Due from one to five years	17,980,111	18,043,239
Due from five to ten years	19,291,650	20,005,762
Due after ten years	93,028,091	96,083,431
Mortgage-backed securities	14,030,085	14,501,378
	$ 144,340,049	$ 148,643,959

For purpose of this maturity distribution, all investment securities are shown based on their contractual maturity date. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or repayment penalties.

Investment securities were pledged to secure repurchase agreements, public deposits, and for other purposes required or permitted by law. At December 31, 2012 and 2011, the carrying amount of these investment securities was $96,569,711 and $120,242,223, respectively.

Gross gains of $10,383 and $3,550 were realized in 2012 and 2011, respectively, on the sale of securities available for sale. There were no gross losses realized in 2012 or 2011 on the sale of securities available for sale. There were no sales of securities held to maturity during 2012 or 2011.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

4. Loans

Loans receivable consist of the following:

	2012	2011
Gross loans receivable and loans held for sale (page 29)	$ 517,485,152	$ 628,639,984
Allowance for loan losses (page 31)	(18,055,065)	(26,250,172)
Net loans receivable and loans held for sale	$ 499,430,087	$ 602,389,812
Amounts recognized in the consolidated balance sheet		
Net loans receivable	$ 477,761,397	$ 587,504,082
Loans held for sale	21,668,690	14,885,730
Net loans receivable and loans held for sale	$ 499,430,087	$ 602,389,812

The Bank's credit quality indicators consist of an internal grading system analysis used to assign grades to all loans and leases. The grade for each individual loan or lease is determined by the account officer and other approving officers at the time the loan or lease is made. In addition, there are changes from time to time to reflect an ongoing assessment of loan or lease risk. Grades are reviewed monthly for all past due loans and leases as a part of past due meetings held by senior management, monthly for all nonaccrual and special reserve loans and leases, and annually as part of the Bank's internal loan review process. In addition, individual loan grades are reviewed in connection with all renewals, extensions and modifications. The following categories of credit quality indicators are used by the Bank, as reflected in the table on page 26.

Satisfactory – Loans and leases in the category are considered to be a satisfactory credit risk and are generally considered to be collectible in full.

Moderate – Loans and leases in the category are considered to be a marginally satisfactory credit risk and are generally considered to be collectible in full.

Watch – Loans and leases in the category are presently protected from apparent loss, however, weaknesses exist which could cause future impairment of repayment of principal or interest.

Substandard – Loans and leases in this category are characterized by deterioration in quality exhibited by a number of weaknesses requiring corrective action and posing risk of some loss.

4. Loans (cont.)

The following is a summary of credit quality indicators for the Bank's loans and loans held for sale:

	Risk Rated Loans and Leases				
	Satisfactory	Moderate	Watch	Substandard	Total
December 31, 2012					
Mortgage loans secured by real estate					
Closed-end residential 1-4 family	$ 73,060,258	$ 17,300,155	$ 2,497,567	$ 12,254,950	$ 105,112,930
Revolving residential 1-4 family	15,484,865	623,779	49,755	442,421	16,600,820
Nonfarm nonresidential properties	48,149,249	109,461,026	8,961,382	21,943,322	188,514,979
Construction, land development and other land loans	3,015,730	34,255,125	771,643	26,390,105	64,432,603
Multifamily loans	18,829,614	40,804,197	-	1,114,338	60,748,149
Total mortgage loans secured by real estate	158,539,716	202,444,282	12,280,347	62,145,136	435,409,481
Commercial and industrial loans	27,886,069	11,368,443	4,083,192	24,378,629	67,716,333
Loans to individuals					
Consumer loans	12,136,023	160,648	-	150,062	12,446,733
All other loans	1,550,484	362,121	-	-	1,912,605
Total loans and loans held for sale	$ 200,112,292	$ 214,335,494	$ 16,363,539	$ 86,673,827	$ 517,485,152
December 31, 2011					
Mortgage loans secured by real estate					
Closed-end residential 1-4 family	$ 65,712,313	$ 17,896,565	$ 2,594,563	$ 28,371,750	$ 114,575,191
Revolving residential 1-4 family	16,117,298	690,843	50,317	454,986	17,313,444
Nonfarm nonresidential properties	54,886,657	84,934,588	43,076,095	46,710,964	229,608,304
Construction, land development and other land loans	7,045,810	37,163,117	2,910,176	65,418,336	112,537,439
Multifamily loans	4,296,657	53,479,704	12,370,862	4,653,186	74,800,409
Total mortgage loans secured by real estate	148,058,735	194,164,817	61,002,013	145,609,222	548,834,787
Commercial and industrial loans	28,565,220	16,074,559	2,445,020	15,228,430	62,313,229
Loans to individuals					
Consumer loans	16,161,861	247,135	17,789	231,957	16,658,742
All other loans	815,736	17,490	-	-	833,226
Total loans and loans held for sale	$ 193,601,552	$ 210,504,001	$ 63,464,822	$ 161,069,609	$ 628,639,984

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

4. Loans (cont.)

The following is an aging analysis of past due loans and loans held for sale:

	Loans Past Due 30-59 Days	Loans Past Due 60-89 Days	Loans Past Due 90 + Days	Total Past Due	Nonaccrual	Current Loans	Total Loans
December 31, 2012							
Mortgage loans secured by real estate							
Closed-end residential 1-4 family	$ 2,847,181	$ 96,109	$ -	$ 2,943,290	$ 6,328,944	$ 95,840,696	$ 105,112,930
Revolving residential 1-4 family	-	-	-	-	195,797	16,405,023	16,600,820
Nonfarm nonresidential properties	44,223	-	-	44,223	7,779,129	180,691,627	188,514,979
Construction, land development and other land loans	-	-	-	-	1,076,073	63,356,530	64,432,603
Multifamily loans	-	-	-	-	-	60,748,149	60,748,149
Total mortgage loans secured by real estate	2,891,404	96,109	-	2,987,513	15,379,943	417,042,025	435,409,481
Commercial and industrial loans	117,797	498,177	-	615,974	17,046,639	50,053,720	67,716,333
Loans to individuals							
Consumer loans	4,653	113	-	4,766	84,015	12,357,952	12,446,733
All other loans	-	-	-	-	-	1,912,605	1,912,605
Total loans and loans held for sale	$ 3,013,854	$ 594,399	$ -	$ 3,608,253	$ 32,510,597	$ 481,366,302	$ 517,485,152
December 31, 2011							
Mortgage loans secured by real estate							
Closed-end residential 1-4 family	$ 408,768	$ 989,644	$ -	$ 1,398,412	$ 14,475,344	$ 98,701,435	$ 114,575,191
Revolving residential 1-4 family	55,648	70,026	-	125,674	139,906	17,047,864	17,313,444
Nonfarm nonresidential properties	4,230,085	-	-	4,230,085	22,518,532	202,859,687	229,608,304
Construction, land development and other land loans	148,324	-	-	148,324	25,832,885	86,556,230	112,537,439
Multifamily loans	-	-	-	-	3,501,000	71,299,409	74,800,409
Total mortgage loans secured by real estate	4,842,825	1,059,670	-	5,902,495	66,467,667	476,464,625	548,834,787
Commercial and industrial loans	905,842	52,125	-	957,967	10,784,263	50,570,999	62,313,229
Loans to individuals							
Consumer loans	26,263	105,462	-	131,725	110,060	16,416,957	16,658,742
All other loans	-	-	-	-	-	833,226	833,226
Total loans and loans held for sale	$ 5,774,930	$ 1,217,257	$ -	$ 6,992,187	$ 77,361,990	$ 544,285,807	$ 628,639,984

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

4. Loans (cont.)

The following is a summary of the change in the Bank's allowance for loan and lease losses ("ALLL"):

	Allowance at January 1	Provision for Loan Losses	Recoveries	Loans Charged Off	Allowance at December 31
December 31, 2012					
Mortgage loans secured by real estate					
Closed-end residential 1-4 family	$ 4,865,146	$ 1,517,608	$ 113,874	$ 3,092,839	$ 3,403,789
Revolving residential 1-4 family	239,580	129,938	10,818	-	380,336
Nonfarm nonresidential properties	9,128,682	(2,375,587)	20,409	1,195,197	5,578,307
Construction, land development and other land loans	6,570,474	(4,186,943)	2,415,983	1,845,686	2,953,828
Multifamily loans	2,292,088	(1,958,613)	1,270,821	343,188	1,261,108
Total mortgage loans secured by real estate	23,095,970	(6,873,597)	3,831,905	6,476,910	13,577,368
Commercial and industrial loans	1,625,088	441,622	335,065	371,730	2,030,045
Loans to individuals					
Consumer loans	258,908	(83,632)	59,754	67,854	167,176
All other loans	31,395	33,683	-	5,337	59,741
Unallocated	1,238,811	981,924	-	-	2,220,735
Total	$ 26,250,172	$ (5,500,000)	$ 4,226,724	$ 6,921,831	$ 18,055,065
December 31, 2011					
Mortgage loans secured by real estate					
Closed-end residential 1-4 family	$ 7,952,260	$ 1,228,644	$ 28,350	$ 4,344,108	$ 4,865,146
Revolving residential 1-4 family	325,828	243,687	26,244	356,179	239,580
Nonfarm nonresidential properties	9,775,858	(161,493)	162,012	647,695	9,128,682
Construction, land development and other land loans	6,761,595	(255,827)	1,689,508	1,624,802	6,570,474
Multifamily loans	2,923,043	1,026,013	4,788	1,661,756	2,292,088
Total mortgage loans secured by real estate	27,738,584	2,081,024	1,910,902	8,634,540	23,095,970
Commercial and industrial loans	2,617,431	2,171,584	708,170	3,872,097	1,625,088
Loans to individuals					
Consumer loans	55,981	299,159	20,435	116,667	258,908
All other loans	68,119	(36,724)	-	-	31,395
Unallocated	-	1,238,811	-	-	1,238,811
Total	$ 30,480,115	$ 5,753,854	$ 2,639,507	$ 12,623,304	$ 26,250,172

4. **Loans (cont.)**

The following is a summary of the Bank's ALLL:

	ALLL for Individually Evaluated Impaired Loans and Leases	ALLL for All Other Loans and Leases	Total ALLL
December 31, 2012			
Mortgage loans secured by real estate			
Closed-end residential 1-4 family	$ 100,000	$ 3,303,789	$ 3,403,789
Revolving residential 1-4 family	-	380,336	380,336
Nonfarm nonresidential properties	600,000	4,978,307	5,578,307
Construction, land development and other land loans	-	2,953,828	2,953,828
Multifamily loans	-	1,261,108	1,261,108
Total mortgage loans secured by real estate	700,000	12,877,368	13,577,368
Commercial and industrial loans	1,700,000	330,046	2,030,046
Loans to individuals			
Consumer loans	-	167,176	167,176
All other loans	59,740	-	59,740
Unallocated	-	2,220,735	2,220,735
Total	$ 2,459,740	$ 15,595,325	$ 18,055,065
December 31, 2011			
Mortgage loans secured by real estate			
Closed-end residential 1-4 family	$ 88,560	$ 4,776,586	$ 4,865,146
Revolving residential 1-4 family	-	239,580	239,580
Nonfarm nonresidential properties	3,091,202	6,037,480	9,128,682
Construction, land development and other land loans	2,348,001	4,222,473	6,570,474
Multifamily loans	287,082	2,005,006	2,292,088
Total mortgage loans secured by real estate	5,814,845	17,281,125	23,095,970
Commercial and industrial loans	875,799	749,289	1,625,088
Loans to individuals			
Consumer loans	-	258,908	258,908
All other loans	-	31,395	31,395
Unallocated	-	1,238,811	1,238,811
Total	$ 6,690,644	$ 19,559,528	$ 26,250,172

4. Loans (cont.)

The following is a summary of impaired loans and loans held for sale:

	Principal Balance	Net Charge-offs to Date	Principal Balance, Net of Charge-offs	Specific Allowance	Carrying Value	Average Value	Interest Income Recognized
December 31, 2012							
Mortgage loans secured by real estate							
Closed-end residential 1-4 family	$ 7,535,384	$ 1,206,440	$ 6,328,944	$ 100,000	$ 6,228,944	$ 6,882,164	$ 1,836
Revolving residential 1-4 family	195,797	-	195,797	-	195,797	195,797	159
Nonfarm nonresidential properties	8,509,325	730,196	7,779,129	600,000	7,179,129	7,844,227	67,586
Construction, land development and other land loans	1,403,925	327,852	1,076,073	-	1,076,073	1,239,999	677,977
Multifamily loans	-	-	-	-	-	-	-
Total mortgage loans secured by real estate	17,644,431	2,264,488	15,379,943	700,000	14,679,943	16,162,187	747,558
Commercial and industrial loans	17,725,390	678,751	17,046,639	1,700,000	15,346,639	16,536,015	12,896
Loans to individuals							
Consumer loans	91,212	7,197	84,015	59,740	24,275	87,614	8,737
All other loans	-	-	-	-	-	-	-
Total	$ 35,461,033	$ 2,950,436	$ 32,510,597	$ 2,459,740	$ 30,050,857	$ 32,785,816	$ 769,191
December 31, 2011							
Mortgage loans secured by real estate							
Closed-end residential 1-4 family	$ 18,129,539	$ 3,654,195	$ 14,475,344	$ 88,560	$ 14,386,784	$ 16,258,162	$ 24,543
Revolving residential 1-4 family	139,906	-	139,906	-	139,906	139,906	4,003
Nonfarm nonresidential properties	22,959,597	441,065	22,518,532	3,091,202	19,427,330	21,193,463	56,385
Construction, land development and other land loans	28,719,673	2,886,788	25,832,885	2,348,001	23,484,884	26,102,279	25,557
Multifamily loans	4,640,524	1,139,524	3,501,000	287,082	3,213,918	3,927,221	4,947
Total mortgage loans secured by real estate	74,589,239	8,121,572	66,467,667	5,814,845	60,652,822	67,621,031	115,435
Commercial and industrial loans	14,269,881	3,485,618	10,784,263	875,799	9,908,464	12,089,172	106,934
Loans to individuals							
Consumer loans	129,688	19,628	110,060	-	110,060	119,873	711
All other loans	-	-	-	-	-	-	-
Total	$ 88,988,808	$ 11,626,818	$ 77,361,990	$ 6,690,644	$ 70,671,346	$ 79,830,076	$ 223,080

4. Loans (cont.)

The Bank had loans restructured in TDRs that are in compliance with their modified terms and loans restructured in TDRs that are not in compliance with their modified terms. The following is a summary of these TDRs:

	Troubled Debt Restructurings Beginning Balance	New Loan Restructurings	Loans Paid Off	Troubled Debt Restructurings Ending Balance	Loans not in Compliance with the Restructured Terms
December 31, 2012					
Mortgage loans secured by real estate					
Closed-end residential 1-4 family	$ 12,947,327	$ -	$ 11,342,120	$ 1,605,207	$ 1,477,546
Revolving residential 1-4 family	68,907	-	7,380	61,527	-
Nonfarm nonresidential properties	19,936,603	-	14,100,102	5,836,501	5,836,501
Construction, land development and other land loans	23,326,367	-	22,991,975	334,392	334,392
Multifamily loans	13,261,606	84,011	451,837	12,893,780	78,732
Total mortgage loans secured by real estate	69,540,810	84,011	48,893,414	20,731,407	7,727,171
Commercial and industrial loans	3,233,858	9,963,949	240,076	12,957,731	12,938,703
Loans to individuals					
Consumer loans	-	-	-	-	-
All other loans	-	-	-	-	-
Total	$ 72,774,668	$ 10,047,960	$ 49,133,490	$ 33,689,138	$ 20,665,874
December 31, 2011					
Mortgage loans secured by real estate					
Closed-end residential 1-4 family	$ 9,788,867	$ 7,985,330	$ 4,826,870	$ 12,947,327	$ 12,380,352
Revolving residential 1-4 family	75,869	38,420	45,382	68,907	-
Nonfarm nonresidential properties	20,836,115	4,899,732	5,799,244	19,936,603	19,936,603
Construction, land development and other land loans	34,969,536	-	11,643,169	23,326,367	23,326,367
Multifamily loans	15,126,630	1,865,024	3,730,048	13,261,606	-
Total mortgage loans secured by real estate	80,797,017	14,788,506	26,044,713	69,540,810	55,643,322
Commercial and industrial loans	3,405,065	301,770	472,977	3,233,858	3,202,009
Loans to individuals					
Consumer loans	-	-	-	-	-
All other loans	-	-	-	-	-
Total	$ 84,202,082	$ 15,090,276	$ 26,517,690	$ 72,774,668	$ 58,845,331

Overdraft demand deposit accounts totaling $989,116 and $808,166 were included in consumer loans at December 31, 2012 and 2011, respectively.

4. **Loans (cont.)**

As of December 31, 2012 and 2011, loans serviced for various investors, which are not reflected in the accompanying consolidated balance sheet, were $88,433,407 and $178,536,789, respectively. These amounts resulted from the sale of participations in originated loans.

There were no material commitments to lend additional funds to borrowers whose loans were classified as impaired at December 31, 2012 or 2011.

5. **Federal Reserve Bank and Federal Home Loan Bank Stock**

Included in "Other assets" in the accompanying consolidated balance sheet are $1,945,850 and $2,059,050 of amortized costs related to FRB stock as of December 31, 2012 and 2011, respectively. Also included in "Other assets" is $1,138,000 and $4,402,500 of amortized cost related to Federal Home Loan Bank ("FHLB") stock as of December 31, 2012 and 2011, respectively. Due to their limited marketability, both FRB and FHLB stocks are carried at cost.

6. **Premises and Equipment**

Premises and equipment consist of the following:

	2012	2011
Land	$ 27,488,634	$ 27,657,067
Buildings and improvements	58,804,812	59,020,670
Furniture and equipment	23,526,890	23,749,568
Construction in progress	920	-
	109,821,256	110,427,305
Accumulated depreciation	(31,850,373)	(29,700,699)
	$ 77,970,883	$ 80,726,606

The Bank leases certain premises and equipment under operating leases for varying periods of time. Some leases contain renewal options and provide for periodic adjustment of rentals based on specified annual percentage increases.

6. **Premises and Equipment (cont.)**

Future minimum payments under noncancelable operating leases that have an initial or remaining term in excess of one year at December 31, 2012 are as follows:

2013	$ 1,650,802
2014	1,388,383
2015	458,436
2016	322,973
2017	151,851
Thereafter	693,000
Total minimum payments required	$ 4,665,445

Rent expense was $1,781,159 and $2,071,749 for 2012 and 2011, respectively, included in net occupancy in the accompanying consolidated statement of operations, of which approximately $210,000 in both years was paid to related entities.

7. **Deposits**

Maturities of time deposits at December 31, 2012 are as follows:

2013	$ 232,781,043
2014	107,816,250
2015	15,141,215
2016	4,315,820
2017	87,438
	$ 360,141,766

8. **Short-Term Borrowings**

Short-term borrowings consist of securities sold under agreements to repurchase in the amount of $32,544,877 and $43,593,399 at December 31, 2012 and 2011, respectively. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date or are due on demand. Generally, the Bank collateralizes repurchase agreements with a blanket pledge of certain debt securities.

The Bank has a credit agreement with the FHLB, which expires March 15, 2013, that provides for borrowings of up to $20,000,000 on a revolving credit basis. While no funds have been disbursed to the Bank under this agreement, it has been pledged entirely to collateralize public funds included in deposits.

9. Federal Home Loan Bank Borrowings

FHLB borrowings consist of advances from the FHLB of Dallas totaling $17,250,381 and $17,571,172 at December 31, 2012 and 2011, respectively, with a weighted-average interest rate of 1.52% and 4.95%, respectively. Such advances are collateralized by FHLB stock and a blanket assignment of qualifying family first mortgage loans.

Annual aggregate maturities of the FHLB borrowings are as follows:

2013	$ 16,652,163
2014	55,316
2015	43,475
2016	38,224
2017	40,310
Thereafter	420,893
	$ 17,250,381

10. Concentrations of Credit

The Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers concentrated within the Bank's principal market areas. Generally such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market areas. The concentrations of credit by type of security and loan are set forth in Notes 3 and 4, respectively. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Generally, the Bank does not extend credit to any single borrower or group of related borrowers in excess of $10,000,000.

From time to time, the Bank will have cash deposits in excess of federally insured limits. Such deposits are maintained at well capitalized commercial banks, and in management's opinion, the associated risk is minimal.

11. Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

	Unrealized Gains (Losses) on Securities	Change from Defined Benefit Pension Plan	Accumulated Other Comprehensive Income
Balance - January 1, 2011	$ 350,601	$ 142,768	$ 493,369
Unrealized holdings gains arising during year	2,283,134	-	2,283,134
Less reclassification adjustment	(3,550)	-	(3,550)
Unrealized gains on securities available for sale	2,279,584	-	2,279,584
Actuarial loss arising during the year	-	(1,992,102)	(1,992,102)
Less amounts included in net periodic pension cost			
Amortization of actuarial loss	-	99,482	99,482
Amortization of prior service credit	-	(136,158)	(136,158)
Amortization of transition asset	-	(1,894)	(1,894)
Change from defined benefit pension plan	-	(2,030,672)	(2,030,672)
Balance - December 31, 2011	2,630,185	(1,887,904)	742,281
Unrealized holdings gains arising during year	1,684,109	-	1,684,109
Less reclassification adjustment	(10,383)	-	(10,383)
Unrealized gains on securities available for sale	1,673,726	-	1,673,726
Actuarial loss arising during the year	-	(38,478)	(38,478)
Less amounts included in net periodic pension cost			
Amortization of actuarial loss	-	174,193	174,193
Amortization of prior service credit	-	(135,715)	(135,715)
Change from defined benefit pension plan	-	-	-
Balance - December 31, 2012	$ 4,303,911	$ (1,887,904)	$ 2,416,007

The income taxes of the unrealized gain on securities available for sale would have been $640,870 and $805,408 for December 31, 2012 and 2011, respectively, and on the change from defined benefit pension plan would have been zero and $(717,463) for December 31, 2012 and 2011, respectively. Due to the condition of the Bank, management has adopted a tax neutral stance. The Bank will have an effective income tax rate of zero until its net operating loss carryforward (Note 13) is utilized or expires. Accordingly, management has also applied an effective tax rate of zero to the components of accumulated other comprehensive income.

12. Transactions With Related Parties

The Bank has entered into transactions with its executive officers, directors, significant stockholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. At December 31, 2012, the available credit to these individuals was $451,197. At December 31, 2012, the aggregate indebtedness of these individuals, both directly and indirectly, to the Bank was as follows:

Balance - December 31, 2011	$ 7,671,595
Additions	1,484,370
Paydowns	(4,305,415)
Balance - December 31, 2012	$ 4,850,550

Deposits from related parties held by the Bank totaled $1,133,521 and $1,234,295 at December 31, 2012 and 2011, respectively.

13. Income Taxes

Income taxes consist of the following:

	2012	2011
Current provision (benefit)		
Federal	$ -	$ -
State	-	-
	-	-
Deferred provision (benefit)		
Federal	-	1,420,583
State	-	197,867
	-	1,618,450
Income taxes (benefit)	$ -	$ 1,618,450

Accounting for income taxes (before valuation allowance, see the following discussion) requires significant estimates and management judgments. If it is determined realization of the deferred tax asset is in doubt, a valuation reserve is required to reduce the deferred tax asset to the amount which is more-likely-than-not realizable.

13. **Income Taxes (cont.)**

Management considered and reviewed the status of the consolidated net deferred tax asset as of December 31, 2012 and 2011. As of those dates, the consolidated deferred tax assets consisted primarily of components relating to provisions for loan losses and net operating losses offset by the consolidated deferred tax liabilities consisting primarily of components relating to the net unrealized gains on securities available for sale and the tax basis depreciation of premises and equipment in excess of their financial statement depreciation. Current accounting rules require recording of a valuation allowance for net deferred tax assets when realization is less than more-likely-than-not. Due to substantial operating losses and the lack of future taxable income projections, management assessed the potential realization of the deferred tax and elected to record a valuation allowance as disclosed below.

Deferred taxes are recognized for the expected future tax consequences of the temporary differences between the carrying amounts and the tax bases of assets and liabilities. Cumulative net deferred taxes are included in other assets or other liabilities, as appropriate. The components of the net deferred taxes are as follows:

	2012	2011
Deferred tax assets		
Allowance for loan losses	$ 7,082,099	$ 10,296,630
Other real estate owned	5,555,212	3,684,831
Net operating loss carryover	32,801,664	30,944,143
Pension cost	1,685,230	1,741,753
Other	364,477	323,070
Total deferred tax assets	47,488,682	46,990,427
Deferred tax liabilities		
FHLB stock dividends	814,914	809,209
Arkansas Bankers Bank merger	253,405	253,405
Net unrealized gains on securities available for sale	1,688,209	1,031,690
Premises and equipment	4,848,198	5,423,650
Total deferred tax liabilities	7,604,726	7,517,954
Total deferred taxes	39,883,956	39,472,473
Less valuation allowance	(39,883,956)	(39,472,473)
Net deferred tax asset	$ -	$ -
Beginning valuation allowance balance	$ 39,472,473	$ 33,449,196
Addition to reserve	411,483	6,023,277
Ending valuation allowance balance	$ 39,883,956	$ 39,472,473

13. **Income Taxes (cont.)**

At December 31, 2012, the Bank and its parent have federal net operating loss carryforwards of approximately $81 million, which expire beginning in 2029. Additionally, there are state net operating loss carryforwards of approximately $109 million, which expire beginning in 2013.

14. **Significant Estimates and Concentrations**

The current economic environment presents financial institutions with unprecedented circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The consolidated financial statements have been prepared using values and information currently available to the Bank.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Bank's ability to meet regulatory capital requirements and maintain sufficient liquidity.

Estimates related to the allowance for loan and lease losses and certain concentrations of credit risk are reflected in Note 4.

15. **Consent Order**

On May 22, 2008, the Bank entered into a supervisory agreement with the OCC, the Bank's primary regulator, in response to concerns raised in the Bank's 2008 regulatory examination and to address the current economic environment facing the banking industry. On March 21, 2012, the OCC terminated the supervisory agreement and the Bank entered into a consent order with the OCC. The consent order was issued in response to noncompliance with certain articles within the supervisory agreement and narrowed the articles necessary for compliance. The consent order requires, among other things:

- Certain measures to improve the Bank's capital position, maintain liquidity ratios, reduce the level of nonperforming assets, reduce loan concentrations in the commercial real estate portfolio and ensure the reserve for loan losses is maintained at an appropriate level.

- Continued enhancement of management, Board of Directors and Compliance Committee oversight; and

- Strengthening the Bank's capital position, including a requirement that the Bank maintain a minimum Tier 1 capital ratio of 8.0% of adjusted total assets and a minimum total risk-based capital ratio of 12.0% of risk-weighted assets.

15. **Consent Order** (cont.)

The consent order prohibits the Bank from paying dividends on its common stock and accepting brokered deposits until the OCC issues a written notice of nonobjection. The consent order will remain in effect until modified, suspended or terminated by the OCC.

16. **Regulatory Matters**

Dividend Restriction

At December 31, 2012, the Bank was restricted from the declaration of a dividend without written regulatory approval, as described in Note 15.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off balance sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital to average assets (as defined). As of December 31, 2012 and 2011, management believes the Bank met the minimum capital adequacy requirements to which it is subject.

As of December 31, 2012, the Bank was under a consent order with the OCC, as described in Note 15. The requirement in this consent order required the Bank to meet and maintain specific capital levels. The Bank may not be deemed to be "well capitalized," regardless of capital levels, for purposes of 12 U.S.C. 1831 and 12 C.F.R. Part 6 pursuant to 12 C.F.R. 6.4(b)(1)(iu).

The OCC has required the Bank to maintain a ratio of 12.0% (as opposed to well capitalized rate of 10% and the minimum capital rate of 8%) with respect to total risk-based capital to risk-weighted assets and a ratio of 8% (as opposed to well capitalized rate of 5% and the minimum capital rate of 4%) with respect to core (Tier 1) capital. As disclosed in the table below, the Bank has failed to maintain capital at levels agreed to with the OCC.

16. **Regulatory Matters (cont.)**

The Bank's capital amounts, stated in thousands, and ratios are presented in the following table:

	Actual		Minimum Capital Requirement		Required Capital Per OCC Directive	
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012						
Total capital (to Risk-Weighted Assets)	$ 71,564	10.5%	$ 54,321	8.0%	$ 81,481	12.0%
Tier 1 Capital (to Risk-Weighted Assets)	62,957	9.3%	27,160	4.0%	N/A	N/A
Tier 1 Capital (to Average Assets)	62,957	6.3%	39,870	4.0%	79,740	8.0%
As of December 31, 2011						
Total capital (to Risk-Weighted Assets)	$ 74,505	9.4%	$ 63,723	8.0%	$ 95,585	12.0%
Tier 1 Capital (to Risk-Weighted Assets)	64,345	8.1%	31,862	4.0%	N/A	N/A
Tier 1 Capital (to Average Assets)	64,345	5.9%	43,438	4.0%	86,877	8.0%

17. **Off-Balance Sheet Activities**

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the accompanying consolidated balance sheet.

At December 31, 2012 and 2011, financial instruments with the following outstanding contract amounts represent credit risk:

	2012	2011
Commitments to grant loans	$ 5,589,906	$ 7,655,124
Unfunded commitments under lines of credit	53,459,155	54,966,949
Standby letters of credit	1,171,775	2,892,653

17. Off-Balance Sheet Activities (cont.)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Unfunded commitments under certain commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

18. Fair Value of Financial Instruments

The Bank utilizes an accounting standard for fair value measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Bank did not change its fair value methodology during 2012 or 2011. The standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also establishes a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.

- **Level 1 Inputs** – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

- **Level 2 Inputs** – Inputs other than quoted prices included in Level 1 Inputs that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

18. **Fair Value of Financial Instruments (cont.)**

- **Level 3 Inputs** – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial assets and liabilities measured at fair value on a recurring basis include the following:

a. **Securities available for sale** – Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U.S. agency securities, mortgage-backed agency securities and obligations of states and political subdivisions. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Bank's securities available for sale are reported at fair value utilizing Level 2 inputs.

The following table sets forth the Bank's financial assets and liabilities by level within the fair value hierarchy that were measured at fair value on a recurring basis:

	Estimated Fair Value	Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2012				
Assets				
Securities available for sale				
U.S. Government and agency	$ 30,602,617	$ -	$ 30,602,617	$ -
Corporate bonds	870,643	-	870,643	-
Mortgage-backed and collateralized mortgage obligations	64,926,658	-	64,926,658	-
State and municipal	52,244,041	-	52,244,041	-
	$ 148,643,959	$ -	$ 148,643,959	$ -

18. **Fair Value of Financial Instruments (cont.)**

	Estimated Fair Value	Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2011				
Assets				
Securities available for sale				
U.S. Government and agency	$ 39,483,247	$ -	$ 39,483,247	$ -
Corporate bonds	850,700	-	850,700	-
Mortgage-backed and collateralized mortgage obligations	67,344,552	-	67,344,552	-
State and municipal	57,251,793	-	57,251,793	-
	$ 164,930,292	$ -	$ 164,930,292	$ -

Certain financial assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Financial assets and liabilities measured at fair value on a nonrecurring basis include the following:

a. **Foreclosed assets held for sale** – Foreclosed property is carried at the lower of the recorded investment in the loan or fair value less estimated costs to sell the property. The fair value for foreclosed property that is based on either observable transactions of similar instruments or formally committed sale prices is classified as a Level 3 measurement.

b. **Impaired loans** – Loan impairment is reported when full payment under the loan terms is not expected. Impaired loans are carried at the present value of estimated future cash flows using the loan's existing rate or the fair value of collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

18. **Fair Value of Financial Instruments (cont.)**

The following table sets forth the Bank's financial assets and liabilities by level within the fair value hierarchy that were measured at fair value on a nonrecurring basis:

		Fair Value Measurements Using		
	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2012				
Assets				
Foreclosed assets held for sale	$ 71,497,835	$ -	$ -	$ 71,497,835
Impaired loans, net	30,050,857	-	-	30,050,857
	$ 101,548,692	$ -	$ -	$ 101,548,692
December 31, 2011				
Asset				
Foreclosed assets held for sale	$ 108,267,427	$ -	$ -	$ 108,267,427
Impaired loans, net	70,671,346	-	-	70,671,346
	$ 178,938,773	$ -	$ -	$ 178,938,773

The following table presents additional information about financial assets and liabilities measured at fair value on a nonrecurring basis and for which the Bank has utilized Level 3 Inputs or value drivers to determine fair value.

Description	Fair Value at December 31, 2012	Technique	Unobservable Input	Range
Foreclosed assets held for sale	$ 71,497,835	Third party appraisal or discounted cash flows	Management discount based on collateral characteristics and market conditions	6.0% to 10.0%
Impaired loans	$ 30,050,857	Third party appraisal or discounted cash flows	Management discount based on collateral characteristics and market conditions	6.0% to 10.0%

18. <u>Fair Value of Financial Instruments</u> (cont.)

The following methods and assumptions were used to estimate the fair value of financial instruments that are not disclosed above. The Bank has utilized Level 2 Inputs for securities held to maturity. All other classes of financial instruments are measured utilizing Level 1 Inputs.

a. **Cash and cash flows** – The carrying amount of cash equivalents reported in the accompanying consolidated balance sheet and consolidated statement of cash flows approximates the estimated fair values.

b. **Securities held to maturity** – For securities held to maturity traded in active markets, fair value is measured on a recurring basis, obtained from an independent pricing service and based on quoted market prices if available. If quoted market prices are not available, fair value is based on quoted market prices of comparable securities, broker quotes or comprehensive interest rate tables and pricing matrices. For investment securities traded in markets that are not active, fair value is determined using unobservable inputs or value drivers and is generally determined using expected cash flows and appropriate risk-adjusted discount rates. Expected cash flows are based primarily on the contractual cash flows of the instrument, and the risk-adjusted discount rate is typically the contractual coupon rate of the instrument on the measurement date, adjusted for changes in interest rate spreads of the yields on comparable corporate or municipal bonds and the yields on U.S. Treasuries between the date of purchase and the measurement date.

c. **Net loans receivable** – The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest receivable approximates its fair value.

d. **Deposits** – The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

e. **Short-term borrowings** – The carrying amounts of borrowings under repurchase agreements approximate their estimated fair values.

f. **Long-term debt** – Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

g. **Commitments to extend credit, letters of credit and lines of credit** – The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

18. **Fair Value of Financial Instruments (cont.)**

The following table represents estimated fair values of the Bank's financial instruments. The fair value of these instruments was calculated by discounting expected cash flows. This method involves significant judgments by management considering the uncertainties of economic conditions and other factors inherent in the risk management of the financial instruments. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	Carrying Amount	Estimated Fair Value
December 31, 2012		
Financial assets		
Cash and cash equivalents	$ 99,624,061	$ 99,624,061
Net loans receivable	477,761,397	474,612,922
Securities held-to-maturity	100,788,944	100,632,817
Financial liabilities		
Deposits	887,393,822	883,816,488
Short-term borrowings	32,544,877	32,542,948
Long-term debt	17,250,381	17,416,565
December 31, 2011		
Financial assets		
Cash and cash equivalents	$ 75,216,263	$ 75,216,263
Net loans receivable	587,504,082	585,744,170
Financial liabilities		
Deposits	914,989,977	911,565,059
Short-term borrowings	43,593,399	43,488,243
Long-term debt	17,571,172	19,265,519

The fair value of commitments to extend credit and letters of credit is not presented since management believes the fair value to be insignificant.

19. Employee Benefit Plans

Defined Benefit Plan

The Bank maintains a defined benefit pension plan which provides benefits to all employees who have completed 12 months of service and have been credited with at least 1,000 hours of service prior to July 1, 2009. Effective July 1, 2009, a "soft freeze" was implemented to the Plan. Employees hired on or after July 1, 2009 are not eligible to participate in the Plan. Retirement benefits are based on years of service and the employee's compensation during the last five years of service. The Bank's general funding policy is to contribute amounts deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The following provides a reconciliation of benefit obligations, plan assets and funded status of the plan:

	2012	2011
Change in benefit obligation		
Benefit obligation - beginning of year	$ 8,033,462	$ 7,028,485
Service cost	381,033	360,417
Interest cost	294,306	314,657
Actuarial loss during year	241,387	837,592
Disbursements paid to participants	(477,512)	(507,689)
Benefit obligation - end of year	$ 8,472,676	$ 8,033,462
Change in plan assets		
Fair value of plan assets - beginning of year	$ 5,480,951	$ 5,731,197
Actual return on plan assets	576,042	(264,557)
Employer contributions	475,000	522,000
Disbursements paid to participants	(477,512)	(507,689)
Fair value of plan assets - end of year	$ 6,054,481	$ 5,480,951
Funded status of the plan at December 31	$ (2,418,195)	$ (2,552,511)
Amounts recognized in the consolidated balance sheet		
Other liabilities	$ (2,418,195)	$ (2,552,511)

19. **Employee Benefit Plans (cont.)**

	2012	2011
Amounts recognized in accumulated other comprehensive income		
Actuarial loss	$ 4,016,905	$ 4,152,620
Transition assets	-	-
Prior service credit	(2,129,001)	(2,264,716)
Amounts recognized	$ 1,887,904	$ 1,887,904
Accumulated benefit obligation	$ 8,432,932	$ 7,966,910

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic pension cost in 2013 are as follows:

Amortization of actuarial loss	$ 164,660
Amortization of prior service credit	-
Total expected to be recognized	$ 164,660

Net periodic pension costs include the following components:

	2012	2011
Service cost	$ 381,033	$ 360,417
Interest cost	294,306	314,657
Expected return on plan assets	(382,908)	(381,092)
Amortization of transition assets	-	(1,894)
Amortization of prior service credit	(135,715)	(136,158)
Amortization of actuarial loss	174,193	99,482
	$ 330,909	$ 255,412

The weighted-average assumptions used to determine the plan's benefit obligations at the end of each year and the plan's net pension cost during each year were as follows:

	Benefit Obligation Assumptions December 31		Net Pension Cost Assumptions Year Ended December 31	
	2012	2011	2012	2011
Discount rate	3.94%	4.16%	4.16%	5.25%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%
Long-term return on plan assets	N/A	N/A	8.00%	8.00%

19. **Employee Benefit Plans (cont.)**

The asset allocation for the plan at the end of 2012 and 2011, and the target allocation for 2013, by asset category, are as follows:

Asset Category	Target Allocation 2013	Percentage of Plan Assets at Year End 2012	2011
Money market portfolio	0.0%	3.3%	2.5%
Equity mutual funds	70.0%	77.7%	76.3%
Fixed income mutual funds	30.0%	19.0%	21.2%
	100.0%	100.0%	100.0%

The Bank's investment strategy is to invest primarily in equity mutual funds and investment grade fixed income mutual funds. The expected long-term return on plan assets assumption is determined using the plan asset mix, historical returns and expert opinion.

From time to time, market conditions may cause the plan's actual asset allocation to differ from the target allocation. To maintain consistency with the stated asset allocation objective, the plan's assets will periodically be reviewed and rebalanced to the appropriate weightings if the actual weighting falls outside the stated ranges.

The following table presents the fair value of the Bank's defined benefit plan's financial assets:

		Fair Value Measurements Using		
	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2012				
Assets				
Money market portfolio	$ 202,754	$ 202,754	$ -	$ -
Equity mutual funds	4,703,002	4,703,002	-	-
Fixed income mutual funds	1,148,725	1,148,725	-	-
	$ 6,054,481	$ 6,054,481	$ -	$ -

19. **Employee Benefit Plans (cont.)**

		Fair Value Measurements Using		
	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2011				
Assets				
Money market portfolio	$ 138,375	$ 138,375	$ -	$ -
Equity mutual funds	4,181,847	4,181,847	-	-
Fixed income mutual funds	1,160,729	1,160,729	-	-
	$ 5,480,951	$ 5,480,951	$ -	$ -

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

2013	$ 450,050
2014	573,215
2015	177,499
2016	397,476
2017	257,216
2018 - 2021	1,807,732
	$ 3,663,188

The estimated employer contribution for 2013 is $400,000.

401 (k) Plan

The Bank also has a salary deferral retirement plan qualified under Section 401 (k) of the Internal Revenue Code for the benefit of all qualifying employees. Participants may make salary deferral contributions to the plan which are 100% vested at all times. The Bank makes employer matching contributions of up to 1½% of eligible employee deferrals and may make discretionary profit sharing contributions to the plan. Effective June 24, 2009, the Bank suspended its matching contributions for an indefinite period of time. Vesting in the employer's contribution portion of a participant's account, plus earnings thereon, is based on years of credited service. Under the Plan's graded vesting schedule, a participant is 100% vested after six years of credited service.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

20. Legal Contingencies

From time to time, the Bank is subject to litigation and claims arising out of the normal course of business. Management evaluates these contingencies based on information currently available, including advice of counsel and assessment of available insurance coverage. Although it is not possible to predict the ultimate resolution of financial liability with respect to these litigation contingencies, management is of the opinion that the outcome of pending and threatened litigation would not have a material effect on the Bank's consolidated financial statements.

21. Subsidiary Company Only Financial Information

The following schedules present summary financial information of MCM on an unconsolidated basis with the Bank:

Balance Sheet

	2012	2011
Assets		
Cash	$ 258,180	$ 287,206
Prepaid expenses	29,858	44,439
Premises and equipment, net	19,302	26,150
Identifiable intangible, net	108,000	162,000
Goodwill	312,754	812,753
Total assets	$ 728,094	$ 1,332,548
Liabilities and Stockholder's Equity		
Liabilities		
Accounts payable	$ 15,000	$ 32,991
Stockholder's equity		
Common stock	5	5
Capital in excess of par value	1,151,830	1,151,830
Retained earnings (deficit)	(438,741)	147,722
Total stockholder's equity	713,094	1,299,557
Total liabilities and stockholder's equity	$ 728,094	$ 1,332,548

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

21. **Subsidiary Company Only Financial Information** (cont.)

Statement of Operations

	2012	2011
Wealth management fee income	$ 356,817	$ 388,750
Expenses		
Compensation, employee benefits and related expenses	237,896	225,438
Net occupancy	54,661	54,661
Equipment and data processing	16,218	15,054
Advertising and marketing	2,595	116
Goodwill impairment	500,000	192,683
Amortization	54,000	54,000
Other	77,910	96,695
Total expenses	943,280	638,647
Net loss	$ (586,463)	$ (249,897)

Statement of Stockholder's Equity

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Total
Balance - January 1, 2011	$ 5	$ 1,151,830	$ 397,619	$ 1,549,454
Net loss	-	-	(249,897)	(249,897)
Balance - December 31, 2011	5	1,151,830	147,722	1,299,557
Net loss	-	-	(586,463)	(586,463)
Balance - December 31, 2012	$ 5	$ 1,151,830	$ (438,741)	$ 713,094

22. **Subsequent Events Evaluation Date**

The Bank evaluated the events and transactions subsequent to its December 31, 2012 consolidated balance sheet date and determined there were no significant events to report through March 13, 2013, which is the date the Bank issued its consolidated financial statements.